Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-187190, 333-187189, 333-144293, 333-147212, 333-196616, 333-196617, 333-202504 and 333-202505) and Form S-3 (Nos. 333-200869 and 333-195604) of Alphatec Holdings, Inc., of our reports dated March 15, 2016, with respect to the consolidated financial statements and schedule of Alphatec Holdings, Inc., and the effectiveness of internal control over financial reporting of Alphatec Holdings, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP
San Diego, California
March 15, 2016